Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION”, CHANGING ITS NAME FROM "RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION" TO "PWRCOR, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF MARCH, A.D. 2017, AT 6:28 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock Secretary of State
2158629 8100	Authentication: 202148791
SR# 20171588141	Date: 03-06-17
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:28 PM 03/03n 017 FILED 06:28 PM 03/03/2017 SR 20171588141 - File Number 2158629

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION

Receivable Acquisition & Management Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

The name of the Corporation is Receivable Acquisition & Management Corporation.  The Corporation was originally incorporated under the name Biopharmaceutics, Inc.  The original certificate of incorporation of the Corporation was filed with the Secretary of State of the Delaware on April 22, 1988.

This Amended and Restated Certificate of Incorporation, was duly proposed by the Board of Directors of the Corporation and adopted by the stockholders of said Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporate Law of the State of Delaware.

FIRST: The name of the Corporation is “PwrCor, Inc.”

SECOND:  The address of the registered office and registered agent in this state is c/o Harvard Business Services, Inc., 16192 Coastal Highway, in the City of Lewes, County of Sussex, State of Delaware 19958 and the name of the registered agent at said address is Harvard Business Services, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

FOURTH

The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is 335,000,000 shares, of which (i) Three Hundred Twenty Five Million (325,000,000) shares shall be designated Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be designated Preferred Stock, $0.001 par value per share (the “Preferred Stock”), which capital stock shall have the voting powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof as are set forth below.

(a)

All shares of Common Stock will be equal to each other and shall have all the rights granted to stockholders under the General Corporation Law of the State of Delaware, as amended, and the Certificate of Incorporation, as amended, including, without limitation, one vote for each share outstanding in the name of each holder, the power to elect directors or consent or dissent to any action to take place at any regular or special meeting of stockholders, and the right to receive dividends and distributions subject to the rights and preferences of any outstanding shares of Preferred Stock authorized hereby.

(b)

The Preferred Stock may be issued from time to time pursuant to resolution of the Board of Directors in one or more classes and one or more series of each class with specified serial designations.  Shares of each series of any class may have equal rights and may be identical in all respects, or may differ and

(1)

may have specified voting powers, full or limited or may be without voting power;

(2)

may be subject to redemption at such time or times as may be designated, and at designated prices;

(3)

may be entitled to receive dividends (which may be cumulative or non-cumulative) at designated rates, on such conditions and specified times, and payable in any other class or classes of stock;

(4)

may have specified rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(5)

may be made convertible into, or exchangeable for shares of any other class or classes of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at specified rates of exchange and with specified designated adjustments; and

(6)

may contain such other special rights and qualifications, as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which is hereby granted and expressly vested in the Board of Directors.

The Board of Directors shall have authority to cause the Corporation to issue from time to time, without any vote or other action by the stockholders, any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion, lawfully may determine; provided, that the consideration for the issuance of shares of stock of the Corporation (unless issued as such a dividend or distribution in connection with such a split or combination) shall not be less than the par value of such shares.  Shares so issued shall be fully-paid stock, and the holders of such stock shall not be liable to any further calls or assessments thereon.

The Board of Directors, pursuant to the authority expressly vested in it, adopted a resolution creating a class of Series A Convertible Preferred Stock evidenced by a Certificate of Designation filed with the office of the Secretary of State of the State of Delaware on July 14, 2004, authorizing 80,000 shares with a stated value of $10.00 per share.  No shares of Series A Convertible Preferred Stock were issued, and the Certificate of Designation is hereby deleted from this Amended and Restated Certificate of Incorporation.

FIFTH:  The name and address of the incorporator are as follows:

NAME	ADDRESS

Ray A. Barr	9 East 40th Street
New York, New York 10016

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)

The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws.  Election of directors need not be by ballot unless the by-laws so provide.

(2)

The Board of Directors shall have power without the consent of vote of the stockholders:

(a)

To make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)

To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them shall be open to the inspection of the stockholders.

(3)

The directors, in their discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior set of the directors which would have been valid if such by-laws had not been made.

SEVENTH:  No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law, or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.  The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify.

EIGHTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing at least three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH:  The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein so stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 3rd day of March 2017.

RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION

By: /s/ Thomas Telegades

     Name: Thomas Telegades

     Title:  Chief Executive Officer